Exhibit 99.1

IBA101: The Strategic Answer to the PD-1/L1 Patent Cliff

Liminatus Pharma, Inc. (the “Company”) believes that the immuno-oncology landscape is approaching a critical inflection point. Since their first approval in 2014, PD-1/PD-L1 inhibitors such as Keytruda (Merck) and Opdivo (Bristol Myers Squibb) have rapidly become standard-of-care therapies across numerous cancer indications. However, with key patents set to expire by 2028–2030, this therapeutic class is now facing the classic life-cycle challenge of every blockbuster: the looming entry of biosimilars.

As the table below summarizes, multiple PD-1/L1 inhibitors will lose exclusivity in the coming years:

Drug	Company	U.S. Patent Expiry (Est.)
Keytruda (pembrolizumab)	Merck & Co.	2028 (core patent), up to 2036 (formulations)
Opdivo (nivolumab)	BMS	2028
Tecentriq (atezolizumab)	Roche	2029
Imfinzi (durvalumab)	AstraZeneca	2030
Libtayo (cemiplimab)	Regeneron/Sanofi	2030

Biosimilar competition will inevitably lead to pricing pressure and revenue decline. In response, leading pharmaceutical companies are actively pursuing strategies to extend commercial exclusivity, such as:

•	Developing subcutaneous (s.c.) formulations

•	Launching new indications through combination therapies with novel immune-oncology agents

However, while many combinations have been explored—including IDO1, CSF-1R, and even LAG-3 blockers—none have yet delivered breakthrough efficacy or commercial viability that reinvigorates the PD-1/L1 class.

IBA101: Synergy Through Innate Immune Activation

Liminatus Pharma’s IBA101 presents a unique strategic opportunity in this evolving landscape. As a next-generation CD47 monoclonal antibody, IBA101 has been engineered to avoid binding to red blood cells and platelets, thereby eliminating the severe cytopenia issues that derailed earlier CD47 programs such as Hu5F9 and lemzoparlimab.

More importantly, IBA101 activates innate immune responses, particularly macrophage-mediated phagocytosis. This innate activation primes and amplifies adaptive immunity, making it a rational and potent partner for PD-1/PD-L1 inhibitors, which act downstream by releasing T cells from checkpoint inhibition.

Preclinical data suggest that the IBA101 + anti–PD-1 combination produces a synergistic anti-tumor response, with a favorable safety profile. If this synergy is confirmed in clinical trials, it offers an elegant path for pharma companies to extend the life cycle of their PD-1/PD-L1 franchises: by launching a new combination indication covered under a fresh IP portfolio, the loss of exclusivity on the original monotherapy may be offset.

A Rare Asset in a Crowded Race

The Company believes that the CD47 space remains one of the most promising but technically difficult targets in immuno-oncology. While several Chinese companies have advanced programs, the Company believes that Liminatus is the only U.S.-based company developing a CD47 blocker with a validated safety profile. This distinction is critical. In an increasingly fragmented global market, the Company believes that access to U.S.-origin, low-toxicity CD47 agents will be strategically valuable for multinational pharma companies seeking to pair their PD-1/PD-L1 drugs with patent-protected synergistic agents.